Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THE MEDICINES COMPANY

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

The Medicines Company (hereinafter called the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate”), and declaring said amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED:                                                                         That, subject to stockholder approval, the Certificate shall be amended as set forth below, and that such amendment to the Certificate be submitted to the stockholders of the Corporation for approval at the 2016 annual meeting of stockholders.

Pursuant to Article FIFTH and Section 10 of Article NINTH of The Medicines Company Third Amended and Restated Certificate of Incorporation, as amended, the Certificate be, and hereby is, amended as set forth below.

1.              Section 2 of Article NINTH of the Certificate is hereby deleted in its entirety and replaced with the following:

“2.                                Classes of Directors. From the effective date of this Amendment to the Certificate until the election of directors at the Corporation’s 2017 annual meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware (“DGCL”), the Board of Directors shall be and is divided into two classes of directors: Class I and Class II, with the directors in Class I having a term that expires at the Corporation’s 2017 annual meeting of stockholders and the directors in Class II having a term that expires at the Corporation’s 2018 annual meeting of stockholders. The members of such Class I shall be those directors who, immediately prior to the effective date of this Amendment to the Certificate, were members of Class I (and who were elected at the Corporation’s 2016 annual meeting of stockholders) and those directors who, immediately prior to the effective date of this Amendment to the Certificate, were members of Class II (and who had terms scheduled to expire at the Corporation’s 2017 annual meeting of stockholders) or, in each case, their successors. The members of such Class II shall be those directors who, immediately prior to the effective date of this Amendment to the Certificate, were members of Class III (and who had terms scheduled to expire at the Corporation’s 2018 annual meeting of stockholders) or their successors.

Commencing immediately following the election of directors at the Corporation’s 2017 annual meeting of stockholders until the election of directors at the Corporation’s 2018 annual meeting of stockholders, pursuant to Section 141(d) of the DGCL, the Board of Directors shall be divided into a single class of directors: Class I, with the directors in Class I having a term that expires at the Corporation’s 2018 annual meeting of stockholders. The members of such Class I shall be those directors who, immediately prior to the election of directors at the Corporation’s 2017 annual meeting of stockholders, were members of Class I (and who were elected at the Corporation’s 2017 annual meeting of stockholders) and those directors who, immediately prior to the election of directors at the Corporation’s 2017 annual meeting of stockholders, were members of Class II (and who had terms scheduled to expire at the Corporation’s 2018 annual meeting of stockholders) or, in each case, their successors.

Commencing immediately following the election of directors at the Corporation’s 2018 annual meeting of stockholders, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and directors whose terms have expired shall be elected to hold office for a term expiring at the Corporation’s next annual meeting of stockholders following their election; provided further, that the term of each director shall continue until the election and qualification of his successor and be subject to his earlier death, resignation or removal.”

2.              Section 3 of Article NINTH of the Certificate is hereby deleted in its entirety and replaced with the following:

“3.                                [INTENTIONALLY OMITTED]”

3.              Section 4 of Article NINTH of the Certificate is hereby deleted in its entirety and replaced with the following:

“4.                                Allocation of Directors Among Classes in the Event of Increases or Decreases in the Authorized Number of Directors.  Until the election of directors at the Corporation’s 2018 annual meeting of stockholders, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignation or removal and (ii) unless otherwise provided from time to time by resolution of the Board of Directors, the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors (A) commencing immediately following the election of directors at the Corporation’s 2016 annual meeting of stockholders until the election of directors at the Corporation’s 2017 annual meeting of stockholders, by adding to Class II (in the case of newly created directorships) or subtracting from Class I (in the case of newly eliminated directorships); provided that to the extent such adjustment would make Class II larger than Class I, directors shall be added or subtracted, as the case may be, such that no one class shall have more than one director more than any other class; provided, further, that if a fraction is contained in the quotient arrived at by dividing the authorized number of directors by two, then the extra director shall be a member of Class I, and (B) commencing immediately following the election of directors at the Corporation’s 2017 annual meeting of stockholders until the election of directors at the Corporation’s 2018 annual meeting of stockholders, by adding to or subtracting from, as the case may be, Class I.”

4.              Section 7 of Article NINTH of the Certificate is hereby deleted in its entirety and replaced with the following:

“7.                                Removal. Until the election of directors at the Corporation’s 2018 annual meeting of stockholders, directors of the Corporation may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. Commencing immediately following the election of directors at the Corporation’s 2018 annual meeting of stockholders, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors.”

5.              Section 8 of Article NINTH of the Certificate is hereby deleted in its entirety and replaced with the following:

“8.                                Vacancies.  Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office (i) prior to the election of directors at the Corporation’s 2018 annual meeting of stockholders, until the next election of the class for which such director shall have been chosen and (ii) commencing immediately following the election of directors at the Corporation’s 2018 annual meeting of stockholders, until the next election of directors by the stockholders, in each case subject to the election and qualification of his successor and to his earlier death, resignation or removal.”

6.              Except as set forth above, all other terms and provisions of the Certificate shall remain in full force and effect.

The stockholders of the Corporation duly approved said amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware on May 26, 2016.

IN WITNESS WHEREOF, this Certificate of Amendment of Third Amended and Restated Certificate of Incorporation, as amended, has been executed by a duly authorized officer of the Corporation this 26th day of May  2016.

THE MEDICINES COMPANY

By:	/s/ Clive A. Meanwell
Name:	Clive A. Meanwell
Title:	Chief Executive Officer